UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. )

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INSITE VISION INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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August 11, 2008

IMPORTANT MEETING OF STOCKHOLDERS

Dear Fellow Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of InSite Vision to be held on Monday, September 22, 2008 at our headquarters at 965 Atlantic Ave., Alameda, CA 94501 beginning at 10:00 a.m., Pacific Time. Your Board of Directors looks forward to greeting personally those stockholders able to attend the meeting.

Attached to this letter are the proxy materials regarding the 2008 Annual Meeting of Stockholders of InSite Vision Incorporated. Your vote at this meeting, either in person or by proxy, is very important. We urge you to give these materials your prompt attention and to vote your shares by signing, dating and mailing the enclosed WHITE proxy.

RECENT DEVELOPMENTS

It is important that you be informed of recent developments affecting your Company. Over the course of the past several weeks, we have engaged in active dialogue with representatives from Pinto Technology Ventures (PTV), one of our stockholders, regarding placing its representatives on InSite Vision’s Board of Directors. Initially, PTV requested that two of its representative join our Board. After careful deliberation, your Board decided to accept this proposal from PTV, which would have resulted in two PTV representatives being nominated for an eight-member Board. We believed that adding two seats to our current six-member Board was more than fair given PTV’s ownership of 8.18 percent of the company’s outstanding common stock.

Unfortunately PTV has said they were seeking to replace our entire Board of Directors unless we are willing to place at least three of their representatives on the Board. Your Board rejected this proposal as PTV’s actions seem to indicate that PTV was seeking to gain control of the company without paying a premium to or otherwise compensating our other stockholders. This concern was reinforced with a subsequent offer from PTV that again agreed to the nomination of two PTV members to the Board, but included a number of qualifications that would have given those members unwarranted control of the processes and key committees of the Board, now and "ad infinitum."

Each of the Board’s director nominees is exceptionally well qualified to represent your interests as stockholders. Our Board is comprised of individuals who have served in senior management positions at biotechnology and large pharmaceutical companies and who have expertise in finance and venture capital, business development, ophthalmology, clinical trials, accounting and corporate governance. Collectively they bring valuable broad-based business experiences which will best serve the long term interest of all of our stockholders.

Your Board’s nominees are actively engaged, keenly aware of, and dedicated to their duties to you, our stockholders. Your Board believes that a negotiated and fair agreement with PTV is in the best interests of the company and its stockholders, a view which is shared by your Company’s management. While a protracted, expensive proxy battle is not in the interests of our stockholders, yielding control of your company for no premium is equally unacceptable. You should also know that PTV intends to have InSite Vision pay their proxy expenses if they are successful in seizing control of your company.

YOUR VOTE IS IMPORTANT

The future of InSite Vision is in your hands. We ask you to vote for your experienced and dedicated directors today. If you have questions about voting your WHITE proxy cared, please call our proxy solicitor, D. F. King & Co., Inc. toll-free at 800.578.5378.

Sincerely,

S. Kumar Chandrasekaran
Chairman and CEO